Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

PARETEUM CORPORATION

Warrant Shares:	Issue Date: February 12, 2019

No. W-

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, ___________________________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Issue Date”) and on or prior to 6:30 p.m., New York City time, on the seven (7)-year anniversary of the Issue Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Pareteum Corporation, a Delaware corporation (the “Company”), up to ___________ shares (as adjusted from time to time as provided in Section 3) of common stock, par value $0.00001 per share, of the Company (the “Common Stock”). Each such share is referred to herein as a “Warrant Share” and all such shares, the “Warrant Shares”. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2.2.

Section 1. Definitions.

1.1 “Business Day” means any day, except a Saturday, Sunday or day on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

1.2 “Eligible Market” means any of the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

1.3 “Fundamental Transaction” means (a) the acquisition of beneficial ownership, directly or indirectly, by any third party of securities or other voting interest of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving the Company that results in the holders of beneficial ownership of the voting securities or other voting interests of the Company (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of fifty percent (50%) or more of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (d) the approval of any plan or proposal for the liquidation or dissolution of the Company, or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) herein.

1.4 “Governmental Authority” means any international, national, federal, state, provincial or local governmental, court, legislative, executive or regulatory authority or agency or other governmental authority or instrumentality.

1.5 “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

1.6 “Market Price” means, as of any particular date, (a) the volume weighted average price of the Common Stock for such day on the Trading Market (as defined below); or (b) if there have been no sales of the Common Stock on the Trading Market on any Trading Day (as defined below), the average of the highest bid and lowest asked prices for the Common Stock on the Trading Market at the end of such day; in each case as applicable, averaged over thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date as of which the “Market Price” is being determined; or (c) if none of the foregoing apply, the fair market value of the Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

1.7 “Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authoirty.

1.8 “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

1.9 “Trading Day” means any day on which the Trading Market for the Common Stock is open for trading.

1.10 “Trading Market” means the OTC Bulletin Board or any Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then primarily listed or quoted.

Section 2. Exercise.

2.1 Exercise of Warrant.

(a) Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Issue Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly authorized and executed facsimile or PDF copy submitted by electronic transmission (including by e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Exercise Date”).

(b) Within the earlier of (i) three (3) Business Days and (ii) the number of Business Days comprising the Standard Settlement Period following the date of delivery of the Notice of Exercise, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer, unless the cashless exercise procedure specified in Section 2.3 below is specified in the applicable Notice of Exercise.

(c) No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Business Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall reduce the outstanding number of Warrant Shares purchasable hereunder by the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this Section 2.1(c), following the exercise of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

2.2 Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $2.78, subject to adjustment hereunder (the “Exercise Price”).

2.3 Cashless Exercise. As an alternative, on or after the Issue Date and on or before the Termination Date, this Warrant may be exercised by Notice of Exercise, in whole or in part, by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing (X)((A)-(B)), by (A), calculated as of the Exercise Date, where:

(A) =	the Market Price, calculated as of the close of the Trading Day immediately preceding the Exercise Date, as set forth in the applicable Notice of Exercise;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =	the total number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2.3. In no event will the Holder be required to pay any Exercise Price for the Warrant in the event the Holder has elected to make a cashless exercise of the Warrant. For the avoidance of doubt, under no circumstances by exercised pursuant to this Section 2.3 shall the Company be required to settle any exercises of this Warrant by cash payment or to otherwise “net cash settle” this Warrant.

Notwithstanding whether a Notice of Exercise is received on the Termination Date, this Warrant shall be deemed automatically exercised for any remaining Warrant Shares via cashless exercise pursuant to this Section 2.3.

2.4 Mechanics of Exercise.

(a) Delivery of Warrant Shares Upon Exercise.

(i) Warrant Shares purchased hereunder shall be transmitted by the Transfer Agent to the Holder by either: (A) crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (1) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (2) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, or (B) delivery of a physical certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, to the address specified by the Holder in the Notice of Exercise, in each case by the date that is the earlier of three (3) Business Days and the number of Business Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”).

(ii) Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (A) three (3) Business Days and (B) the number of Business Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable (the “Transfer Agent”).

(b) Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Warrant, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexercised Warrant Shares remaining under this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

(c) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2.4(a) by the Warrant Share Delivery Date, then the Holder will have the right, in the Holder’s sole discretion, to rescind such exercise.

(d) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(e) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(f) Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3.  Certain Adjustments and Rights.

3.1 Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions on its Common Stock or any other equity or equity equivalent securities payable in Common Stock (which, for avoidance of doubt, shall not include any Common Stock issued by the Company upon exercise of this Warrant), (b) subdivides outstanding Common Stock into a larger number of shares, (c) combines (including by way of reverse stock split) outstanding Common Stock into a smaller number of shares or (d) issues by reclassification of Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction (i) the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

3.2 Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3.1 above, if at any time the Company grants, issues or sells any rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

3.3 Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of its Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such Distribution.

3.4 Treatment Upon a Fundamental Transaction.

(a) The Company shall not enter into or be party to a Fundamental Transaction unless (i) if the successor entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the successor entity assumes in writing all of the obligations of the Company under this Warrant pursuant to written agreements in form and substance reasonably satisfactory to the Holder, including agreements to deliver to each Holder of Warrants in exchange for such Warrants a written instrument issued by the successor entity substantially similar in form and substance to this Warrant, including, without limitation, an adjusted Exercise Price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and satisfactory to the Holder and (ii) if the successor entity is not a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the successor entity assumes in writing all of the obligations of the Company under this Warrant pursuant to written agreements that provide the Holder substantially the same rights as provided to the Holder hereunder, including agreements to deliver to each holder of Warrants in exchange for such Warrants a written instrument issued by the successor entity substantially similar in form and substance to this Warrant exercisable for the consideration that would have been issuable in the Fundamental Transaction in respect of the Warrant Shares had this Warrant been exercised immediately prior to the consummation of the Fundamental Transaction. The provisions of this Section 3.4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.

3.5 Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

3.6 Notice to Holder.

(a) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver written notice to the Holder setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(b) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on its Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall deliver, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, written notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. Transfer of Warrant.

4.1 Transferability. Subject to the Holder’s appropriate compliance with the restrictive legend on this Warrant and the transfer restrictions set forth herein, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a completed Assignment Form, substantially in the form attached hereto, duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall surrender this Warrant to the Company within three (3) Business Days of the date the Holder delivers a completed Assignment Form to the Company assigning this Warrant full, provided that the Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

4.2 Replacement Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4.1, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a replacement Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

4.3 Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence and delivery of an indemnification to the Company and its Transfer Agent, in customary form reasonably satisfactory to the Company, of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

4.4 Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Representations and Warranties of the Company.

5.1 Existence, Qualification and Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business; and (B) execute, deliver and perform its obligations under this Warrant; and (iii) is duly qualified and is licensed and in good standing under the laws of in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so could not reasonably be expected to have a material adverse effect on the Company’s business, assets, properties, results of operations or financial condition (take as a whole).

5.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Warrant have been duly authorized by all necessary corporate action, and do not and will not contravene the terms of any of its certificate of incorporation, bylaws or similar organizational documents or conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (a) any material contract to which it is a party or affecting it or its properties or any of its Subsidiaries; or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (iii) violate any law.

5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Warrant.

5.4 Binding Effect. This Warrant has been duly executed and delivered by the Company. This Warrant constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.5 Capitalization. Except as set forth on Schedule 5.5 attached hereto, as of the Issue Date, (a) except for the rights provided in this Warrant, there are no outstanding options, warrants, conversion or preemptive rights, rights of first offer, rights of first refusal or similar rights to purchase or acquire from the Company any equity interests of the Company, or any securities convertible into or exchangeable for equity interests of the Company, and (b) the issuance of this Warrant, and the issuance of the Warrant Shares, does not and will not result in or give rise to any anti-dilution rights (or adjustment to an exercise price or a conversion price with respect to any outstanding equity interests of the Company), preemptive rights, rights of first refusal, rights of first offer or similar rights of any other Person with respect to equity interests of the Company. No consent or waiver is required from any Person for the Company to issue and sell this Warrant to the Holder and for the Holder to exercise this Warrant, each on the terms set forth in this Warrant.

5.6 Valid Issuance. This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Section 6. Certain Covenants of the Company.

6.1 Warrant Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.

6.2 Filings; Other Actions. In the event the Holder is required to make any filings with, or obtain any approvals of, any governmental authority prior to or in connection with any exercise of this Warrant (including making any filings required to be made by the Company), the Company shall reasonably assist and cooperate with the Holder with respect thereto. The Company shall not take any action which would materially conflict with or frustrate the purpose of this Warrant or any adjustment or exercise thereof, including that the Company shall not adopt any rights plan or similar agreement unless the potential adverse effects of any such plan or agreement expressly exclude the Holder or any affiliate thereof and their respective ownership (beneficial or of record) of any securities acquirable pursuant to this Warrant.

6.3 Registration Rights. Prior to or in connection with the first exercise of this Warrant (in whole or in part), the Company shall enter into a registration rights agreement with the Holder with respect to the registration of such Warrant Shares following the issuance of any Warrant Shares, in form and substance reasonably satisfactory to the Holder and the Company, provided that such registration rights agreement shall provide to the Holder: (a) shelf registration rights, (b) customary piggyback registration rights, (c) customary indemnification and expense reimbursement of the Holder and (d) any other terms and conditions that are customary for transactions of this nature. Notwithstanding the foregoing or anything else herein to the contrary, subject to Section 3.4, the Company shall have no obligation to “net cash settle” this Warrant.

Section 7. Representations and Warranties of the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 8. Miscellaneous.

8.1 No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 3, except as expressly set forth in Section 3.

8.2 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day or Trading Day, as applicable, then, such action may be taken or such right may be exercised on the next succeeding Business Day or Trading Day, as applicable.

8.3 Jurisdiction. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

8.4 Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

8.5 Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

8.6 Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Warrant must be in writing and shall be deemed to have been validly served, given, or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by email or fax transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. The Company or Holder may change its mailing or email address or facsimile number by giving the other party written notice thereof in accordance with the terms.

If to the Company:

Pareteum Corporation

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Email: hal.turner@pareteum.com

Attention: Robert H. Turner

with a copy to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Email: dmocasio@srf.law

Attention: Darrin Ocasio

If to the Holder:

_______________

c/o Fortress Investment Group

1345 Avenue of the Americas, 46th Floor,

New York, New York 10105

Attention: General Counsel – Credit Funds

Facsimile: 917-639-9672

Email: gc.credit@fortress.com

with a copy to:

Goodwin Procter

3 Embarcadero Center

San Francisco, California 94111

Attention: Brian McPeake; Amy Keller

Facsimile: 650-618-1826

Email: bmcpeake@goodwinlaw.com; akeller@goodwinlaw.com

8.7 Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

8.8 Remedies. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach or threatened by it of the provisions of this Warrant and agrees that the Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdictions to enforce or prevent any violations by the Company of this Warrant. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

8.9 Successors and Assigns. Subject to applicable securities laws and the restrictions on transfer described herein and in the Purchase Agreement, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

8.10 Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the holders of a majority of the Warrant Shares underlying the then outstanding Warrants (disregarding for this purpose any and all limitations of any kind on exercise of any Warrants). Any amendment effected in the accordance with the foregoing shall be binding on all Warrants and holders thereof.

8.11 Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

8.12 Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

8.13 Waiver of Jury Trial. EACH OF THE COMPANY AND HOLDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE TRANSACTION DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE COMPANY AND HOLDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. THE COMPANY AND HOLDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

8.14 No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the Issue Date above indicated.

PAreteum Corporation

By:
Name:
Title:

NOTICE OF EXERCISE

TO: Pareteum Corporation (the “Company”)

(1) The undersigned Holder hereby elects to purchase [•] Warrant Shares of the Company pursuant to the terms of the attached Warrant (No. W-2) (only if exercised in full), and tenders herewith payment of the Exercise Price in full.

(2) The Holder intends that payment of the aggregate Exercise Price shall be made as follows (check applicable box):

☐ A cash exercise pursuant to Section 2.1 of the Warrant with respect to [•] Warrant Shares for an aggregate Exercise Price of $[•] (equal to $2.78 per Warrant Share).

☐ A cashless exercise pursuant to Section 2.3 of the Warrant with respect to [•] Warrant Shares through the cancellation of a number of Warrant Shares in accordance with the formula set forth in Section 2.3 of the Warrant.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

(4) The Warrant Shares shall be delivered to the following DWAC Account Number: [•]

(5) The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

HOLDER:

[Holder]

By:

Name:

Title:

Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the attached Warrant (No. W-____) and all rights evidenced thereby are hereby assigned with respect to the number of shares of the Warrant Shares covered thereby set forth below, to:

Number of Warrant Shares:

Name:	(Please Print)

Address:

Phone Number:

Email Address:

[Assignor]

By:

Name:

Title:

Date: